Exhibit 99.1

FISCHER-WATT GOLD COMPANY, INC.

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NEWS   RELEASE

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 2582 Taft Court, Lakewood, Colorado 80215, USA                                            PH:(303) 232-0292  FAX:(303) 232-0399

FISCHER-WATT COMPLETES U.S. URANIUM ASSET ACQUISITION.

Denver, CO – March 2, 2009 – Fischer-Watt Gold Company, Inc. (OTCBB: FWGO) has finalized the acquisition of Tournigan USA Inc. (“TUSA”), a wholly-owned subsidiary of Tournigan Energy Ltd. (TSX-V: TVC).  The prime asset in TUSA is its portfolio of mineral claims and leases on over 55,000 acres in Wyoming, South Dakota and Arizona that cover some of the most prospective uranium-bearing geology in the United States.

Peter Bojtos, President of Fischer-Watt, said, “This transaction has provided Fischer-Watt a wonderful suite of high-quality uranium exploration properties over a wide area of the western United States”

Under the terms of the agreement, Fischer-Watt has granted Tournigan Energy a 30% carried interest on each of the currently existing properties up to the completion of a feasibility study for any project encompassing any of these properties. At that point Tournigan can elect to convert its interest into a 30% contributing working interest or allow its interest to dilute to a 5% net profits interest. In addition, Fischer-Watt has delivered to Tournigan Energy an unsecured, interest-free promissory note, due August 31, 2009, for $325,327. This was the amount paid by Tournigan for the current year’s federal mineral claim maintenance fees and adjusted for existing working capital on the closing date. Prior to August 31, 2009, Fischer-Watt will also secure the release of, or reimburse Tournigan Energy, for the existing reclamation bonds in the amount of $930,000 less any applicable reclamation costs.

All the claims and leases are 100% controlled in TUSA. There are no further underlying agreements, payments or royalties on these claims and leases other than statutory federal and state fees and production royalties. The President and CEO of Fischer-Watt, Peter Bojtos, is also a director of Tournigan Energy and has declared his interest in this transaction to the independent directors of Fischer-Watt.

Fischer-Watt now controls claims, covering over 33,000 acres, in three areas of Wyoming. These are the Great Divide Basin, the Green River Basin and the Shirley Basin and are close to former producing mines or in-situ recovery operations. Uranium mineralization is found in “roll-front” deposits within the sandstone host rocks. To date, approximately 80 holes have been drilled in the extensive roll front trend on the Cyclone Rim claims in the Great Divide Basin which have demonstrated that the associated uranium mineralization is widespread along this 20-mile portion of the trend. Earlier exploration by others has also identified other areas of mineralization on the properties. Wyoming has demonstrated its support of uranium mining for several decades and continues to be a favorable place to carry out exploration and mining. Over 200 million pounds of uranium oxide have reportedly been produced in Wyoming, the most from any state in the United States.

Over 15,000 acres of ground are held in federal claims and State leases in Northern Arizona. The majority of these are in the historic “Arizona Strip” uranium district in an area extending up to 40 miles south and southeast of St. George, Utah. The remainder of the leases are located in north-central Arizona, south of the Grand Canyon. In these areas, uranium mineralization is hosted in breccia pipes that were formed by the collapse of overlying strata into cavities dissolved out of the underlying limestone. These created roughly cylindrical, near vertical columns of broken rock where uranium was deposited at certain horizons by the action of percolating ground waters through the rock. About 15 of these pipes have been mined since 1980 and over 20 million pounds of uranium oxide have been produced. The ores in these pipes have historically averaged about 0.66% U3O8 making them the highest-grade ores in the United States. From geological, geochemical and geophysical surveys, about 80 collapse features have already been identified on Fischer-Watt’s properties and of these, over 20 have been given a high priority.

Plans are now being drawn up for further exploration programs and strategies on select areas within these claim groups. From these plans Fischer-Watt will be able to determine the levels of financing it will require and the timing of such financings over the foreseeable future. Fischer-Watt is also prepared to enter into joint ventures on various areas where this can enhance the advancement of a property towards production.

About Fischer-Watt Gold Company, Inc.

Fischer-Watt is a U.S. junior mining and exploration company traded on the OTC BB under the symbol of FWGO. The Company’s management team has a strong background in all facets of the mineral industry especially in exploration, production and financing.

Statements in this release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such statements are not guarantees of future performance and that actual developments or results may vary materially from those projected in the forward-looking statements.

For further information please contact:

Mr. Peter Bojtos P.Eng.	or	Mr. Don Lawrence
President and Chief Executive Officer		Investor Relations Manager
Fischer-Watt Gold Company, Inc.		Fischer-Watt Gold Company, Inc.
303-232-0292		415-596-4422

email: info@fischer-watt.com		website: www.fischer-watt.com